Exhibit 99.1

CONTACTS:	Investors	Media
	Robin Washington	Amy Flood
	(650) 522-5688	(650) 522-5643
Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2010 FINANCIAL RESULTS

- Full Year Total Revenues of $7.95 Billion, Up 13 Percent over 2009 -

- Full Year Product Sales of $7.39 Billion, Up 14 Percent over 2009 -

- Fourth Quarter Non-GAAP EPS of $0.95 per Share, Up 2 Percent over Fourth Quarter 2009 -

- Full Year Non-GAAP EPS of $3.69 per Share, Up 21 Percent over 2009 -

Foster City, CA, January 25, 2011 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2010. Total revenues for the fourth quarter of 2010 were $2.00 billion compared to total revenues of $2.03 billion for the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $629.4 million, or $0.76 per diluted share, compared to net income for the fourth quarter of 2009 of $802.2 million, or $0.87 per diluted share. Non-GAAP net income for the fourth quarter of 2010, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $779.3 million, or $0.95 per diluted share, compared to non-GAAP net income for the fourth quarter of 2009 of $864.4 million, or $0.93 per diluted share.

Full year 2010 total revenues were $7.95 billion, up 13 percent compared to total revenues of $7.01 billion for 2009. 2010 net income was $2.90 billion, or $3.32 per diluted share, compared to 2009 net income of $2.64 billion, or $2.82 per diluted share. 2010 non-GAAP net income, which excludes after-tax acquisition-related expenses, restructuring expenses and stock-based compensation expenses, was $3.21 billion, or $3.69 per diluted share, compared to 2009 non-GAAP net income of $2.86 billion, or $3.06 per diluted share.

Product Sales

Product sales increased 7 percent to $1.93 billion for the fourth quarter of 2010, compared to $1.80 billion in the fourth quarter of 2009. For 2010, product sales increased 14 percent to $7.39 billion when compared to $6.47 billion in 2009.

Antiviral Franchise

Antiviral product sales increased 5 percent to $1.70 billion in the fourth quarter of 2010, up from $1.62 billion for the same quarter of 2009. For 2010, antiviral product sales increased 12 percent to $6.54 billion from $5.84 billion in 2009.

•	Atripla

Sales of Atripla® (efavirenz 600 mg/ emtricitabine 200 mg/ tenofovir disoproxil fumarate 300 mg) for the treatment of HIV infection increased 11 percent to $775.2 million for the fourth quarter of 2010, up from $697.8 million in the fourth quarter of 2009. For 2010, Atripla sales increased 23 percent to $2.93 billion from $2.38 billion in 2009. The increase in Atripla sales in the fourth quarter and full year of 2010 compared to the same periods of 2009 was driven primarily by sales volume growth in the United States and Europe.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

January 25, 2011	Page 2

•	Truvada

Sales of Truvada® (emtricitabine/tenofovir disoproxil fumarate) for the treatment of HIV infection increased to $681.7 million for the fourth quarter of 2010, compared to Truvada sales of $670.7 million in the fourth quarter of 2009. For 2010, Truvada sales increased 6 percent to $2.65 billion from $2.49 billion in 2009. The increase in Truvada sales in the fourth quarter and full year of 2010 compared to the same periods of 2009 was driven primarily by sales volume growth in the United States and Europe.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) for the treatment of HIV infection and chronic hepatitis B increased 7 percent to $191.1 million for the fourth quarter of 2010, up from $178.3 million in the fourth quarter of 2009. For 2010, Viread sales increased 10 percent to $732.2 million from $667.5 million in 2009. The increase in Viread sales in the fourth quarter and full year of 2010 compared to the same periods of 2009 was driven primarily by sales volume growth in the United States, Europe and Latin America.

Letairis

Sales of Letairis® (ambrisentan) for the treatment of pulmonary arterial hypertension increased 23 percent to $64.0 million for the fourth quarter of 2010, up from $52.2 million in the fourth quarter of 2009. For 2010, Letairis sales increased 31 percent to $240.3 million from $183.9 million in 2009. The increase in Letairis sales in the fourth quarter and full year of 2010 compared to the same periods of 2009 was driven primarily by sales volume growth.

Ranexa

Sales of Ranexa® (ranolazine) for the treatment of chronic angina increased 47 percent to $67.8 million for the fourth quarter of 2010, up from $46.0 million in the fourth quarter of 2009. For 2010, Ranexa sales increased to $239.8 million from $131.1 million for the period of 2009 subsequent to Gilead’s acquisition of CV Therapeutics, Inc. on April 15, 2009. The increase in Ranexa sales in the fourth quarter and full year of 2010 compared to the same periods of 2009 was driven primarily by sales volume growth.

Other Products

Sales of other products were $150.4 million for the fourth quarter of 2010, compared to $159.5 million in the fourth quarter of 2009 and included AmBisome® (amphotericin B liposome for injection) for the treatment of severe fungal infections, Hepsera® (adefovir dipivoxil) for the treatment of chronic hepatitis B, Emtriva® (emtricitabine) for the treatment of HIV infection and Cayston® (aztreonam for inhalation solution) for the improvement of respiratory symptoms in cystic fibrosis patients with Pseudomonas aeruginosa (P. aeruginosa). For 2010, sales of other products decreased to $601.1 million from $615.0 million in 2009. Sales of Cayston were $19.4 million and $47.5 million for the fourth quarter and full year of 2010, respectively.

Royalty, Contract and Other Revenues

Royalty, contract and other revenues resulting primarily from collaborations with corporate partners were $68.4 million in the fourth quarter of 2010, down from $228.0 million in the fourth quarter of 2009. The decrease was due primarily to lower Tamiflu® (oseltamivir phosphate) royalties from F. Hoffmann-La Roche Ltd of $21.9 million in the fourth quarter of 2010, compared to Tamiflu royalties of $194.1 million in the fourth quarter of 2009. For 2010, royalty, contract and other revenues increased 3 percent to $559.5 million from $542.1 million in 2009 due primarily to an increase in other royalty revenues.

Research and Development

Research and development (R&D) expenses in the fourth quarter of 2010 were $392.8 million, compared to $239.6 million for the fourth quarter of 2009, due primarily to acquisition-related in-process R&D impairment. Non-GAAP R&D expenses for the fourth quarter of 2010, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $231.8 million, compared to $211.3 million for the fourth quarter of 2009. The increase in non-GAAP R&D expenses was driven primarily by higher expenses to support the growth of Gilead’s R&D activities including clinical studies in HIV and HCV. For 2010, R&D expenses were $1.07 billion compared to $939.9 million for 2009. Non-GAAP R&D expenses for 2010, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $838.8 million, consistent with $831.3 million for 2009.

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January 25, 2011	Page 3

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2010 were $280.2 million, compared to $253.9 million for the fourth quarter of 2009. Non-GAAP SG&A expenses for the fourth quarter of 2010, which exclude restructuring and stock-based compensation expenses, were $239.3 million, compared to $223.4 million for the fourth quarter of 2009. For 2010, SG&A expenses were $1.04 billion compared to $946.7 million for 2009. Non-GAAP SG&A expenses for 2010, which exclude acquisition-related, restructuring and stock-based compensation expenses, were $912.6 million, compared to $820.1 million for 2009. The increase in non-GAAP SG&A expenses was driven primarily by higher headcount and expenses to support Gilead’s expanding commercial activities.

Income Taxes

The effective tax rate for 2010 was 26.2 percent compared to 25.0 percent for 2009. The increase in the 2010 effective tax rate was primarily due to decreased earnings in lower tax jurisdictions and the resolution of certain tax audits with tax authorities in 2009, partially offset by lower state taxes. The fourth quarter 2010 tax rate was 21.7 percent compared to 24.6 percent for the fourth quarter of 2009. The decrease in the fourth quarter 2010 tax rate was due primarily to the extension of the federal research tax credit, the effect of acquisition-related in-process R&D impairment and lower state taxes.

Net Foreign Currency Exchange Impact

The net foreign currency exchange impact on fourth quarter 2010 revenues and pre-tax earnings, which includes revenues and expenses generated from outside the United States, was an unfavorable $33.2 million and $32.4 million, respectively, compared to the fourth quarter of 2009. The net foreign currency exchange impact on full year 2010 revenues and pre-tax earnings was an unfavorable $93.7 million and $79.8 million, respectively, compared to 2009.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2010, Gilead had cash, cash equivalents and marketable securities of $5.32 billion compared to $3.90 billion as of December 31, 2009. Gilead generated $2.83 billion of operating cash flow in 2010 including $724.8 million in the fourth quarter of 2010.

Corporate Highlights

On January 20, 2011, the Board of Directors of Gilead authorized an additional three-year, $5.0 billion stock repurchase program for future repurchases of its outstanding shares of common stock which will commence upon the completion of its existing program authorized in May 2010. Gilead intends to use the additional authorization to repurchase its shares from time to time to offset the dilution created by shares issued under employee stock plans and to repurchase shares opportunistically.

Under the company’s previously authorized $5.0 billion stock repurchase program, Gilead has repurchased approximately $3.02 billion in common stock through December 31, 2010. Total purchase activity was $615.4 million in common stock for the fourth quarter of 2010. Total purchase activity for the year was $4.02 billion in common stock, representing 109.9 million repurchased shares or approximately 12 percent of Gilead’s total common shares outstanding at December 31, 2009.

In December, Gilead announced an agreement to acquire Arresto Biosciences, Inc. (Arresto) for $225 million and potential future payments based on achievement of certain sales levels. Arresto is a privately-held, development-stage biotechnology company focused on medicines to treat fibrotic diseases and cancer. This transaction closed on January 14, 2011, at which time Arresto became a wholly-owned subsidiary of Gilead.

Product and Pipeline Update

Antiviral Franchise

In October, Gilead announced positive data from the open-label phase of two pivotal Phase III clinical trials (Studies 102 and 103) evaluating the four-year efficacy of Viread for the treatment of chronic hepatitis B infection. The results were presented at the 61st annual meeting of the American Association for the Study of Liver Diseases (AASLD) in Boston.

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January 25, 2011	Page 4

Also at the AASLD conference, Gilead presented positive data from a Phase IIa study of its investigational compounds GS 9190, an oral polymerase inhibitor, and GS 9256, an oral protease inhibitor, used in conjunction with current standard of care therapies for the treatment of chronic hepatitis C infection.

Respiratory Franchise

In October, Gilead announced positive data from its head-to-head Phase III clinical trial of Cayston versus tobramycin inhalation solution in cystic fibrosis patients with P. aeruginosa. These data were presented at the 24th Annual North American Cystic Fibrosis Conference in Baltimore.

Conference Call

At 5:00 p.m. Eastern Time today, Gilead’s management will host a conference call and a simultaneous webcast to discuss results from its fourth quarter and full year of 2010 as well as provide a general business update. To access the webcast live via the internet, please connect to the company’s website at www.gilead.com 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Alternatively, please call 1-866-788-0542 (U.S.) or 1-857-350-1680 (international) and dial the participant passcode 29518282 to access the call.

A replay of the webcast will be archived on the company’s website for one year, and a phone replay will be available approximately two hours following the call through January 28, 2011. To access the phone replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 66339232.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Non-GAAP Financial Information

Gilead has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year of 2010 and 2009. Management believes this non-GAAP information is useful for investors, taken in conjunction with Gilead’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under U.S. GAAP. A reconciliation between GAAP and non-GAAP financial information is provided in the table on page 7.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: Gilead’s ability to sustain growth in revenues for its antiviral, cardiovascular and respiratory franchises; unpredictable variability of Tamiflu royalties and the strong relationship between this royalty revenue and global pandemic planning and supply; Gilead’s ability to submit NDAs for new product candidates in the timelines currently anticipated; Gilead’s ability to receive regulatory approvals in a timely manner or at all, for new and current products, including its fixed-dose combination of Truvada and TMC278 for the treatment of HIV infection; Gilead’s ability to successfully commercialize its products, including the risk that physicians may not respond to new positive data about the use of Viread for the treatment of chronic hepatitis B infection or Cayston as a treatment for the improvement of respiratory symptoms in cystic fibrosis patients with P. aeruginosa; Gilead’s ability to successfully develop its respiratory and cardiovascular franchises; safety and efficacy data from clinical studies may not warrant further development of Gilead’s product candidates, including the clinical studies evaluating GS 9190 and GS 9256 for the treatment of hepatitis C; initiating and completing clinical trials may take longer or cost more than expected, including in the clinical studies

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January 25, 2011	Page 5

evaluating GS 9190 and GS 9256 for the treatment of hepatitis; fluctuations in the foreign exchange rate of the U.S. dollar that may cause an unfavorable foreign currency exchange impact on Gilead’s future revenues and pre-tax earnings; Gilead’s ability to complete the $5.0 billion share repurchase programs due to changes in its stock price, corporate or other market conditions; risks and uncertainties related to Gilead’s ability to successfully advance Arresto’s pipeline programs; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market-specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Gilead directs readers to its Quarterly Report on Form 10-Q for the third quarter of 2010 and other subsequent disclosure documents filed with the Securities and Exchange Commission and press releases. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Truvada, Viread, Hepsera, Emtriva, AmBisome, Letairis, Cayston and Ranexa are

registered trademarks of Gilead Sciences, Inc.

Atripla is a registered trademark of Bristol-Myers Squibb & Gilead Sciences, LLC.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

For more information on Gilead Sciences, Inc., please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

January 25, 2011	Page 6

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Product sales	$1,930,238	$1,804,398	$7,389,921	$6,469,311
Royalty, contract and other revenues	68,449	227,981	559,499	542,072

Total revenues	1,998,687	2,032,379	7,949,420	7,011,383

Costs and expenses:
Cost of goods sold	496,337	473,399	1,869,876	1,595,558
Research and development	392,760	239,645	1,072,930	939,918
Selling, general and administrative	280,209	253,897	1,044,392	946,686

Total costs and expenses	1,169,306	966,941	3,987,198	3,482,162

Income from operations	829,381	1,065,438	3,962,222	3,529,221

Interest and other income, net	10,764	11,299	60,287	42,397
Interest expense	(40,622)	(17,290)	(108,961)	(69,662)

Income before provision for income taxes	799,523	1,059,447	3,913,548	3,501,956
Provision for income taxes	173,158	260,054	1,023,799	876,364

Net income	626,365	799,393	2,889,749	2,625,592
Net loss attributable to noncontrolling interest	3,054	2,819	11,508	10,163

Net income attributable to Gilead	$629,419	$802,212	$2,901,257	$2,635,755

Net income per share attributable to Gilead common stockholders - basic	$0.78	$0.89	$3.39	$2.91

Net income per share attributable to Gilead common stockholders - diluted	$0.76	$0.87	$3.32	$2.82

Shares used in per share calculation - basic	809,097	899,829	856,060	904,604

Shares used in per share calculation - diluted	824,076	926,913	873,396	934,109

January 25, 2011	Page 7

GILEAD SCIENCES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(unaudited)

(in thousands, except percentages and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Cost of goods sold reconciliation:
GAAP cost of goods sold	$496,337	$473,399	$1,869,876	$1,595,558
Acquisition-related amortization of inventory mark-up	—	(5,013)	(7,020)	(13,646)
Acquisition-related amortization of purchased intangibles	(14,981)	(14,480)	(59,927)	(41,131)
Stock-based compensation expenses	(1,632)	(2,373)	(10,180)	(10,859)

Non-GAAP cost of goods sold	$479,724	$451,533	$1,792,749	$1,529,922

Product gross margin reconciliation:
GAAP product gross margin	74.4%	73.8%	74.8%	75.4%
Acquisition-related amortization of inventory mark-up	—	0.3%	0.1%	0.2%
Acquisition-related amortization of purchased intangibles	0.8%	0.8%	0.8%	0.6%
Stock-based compensation expenses	0.1%	0.1%	0.1%	0.2%

Non-GAAP product gross margin (1)	75.3%	75.0%	75.8%	76.4%

Research and development expenses reconciliation:
GAAP research and development expenses	$392,760	$239,645	$1,072,930	$939,918
Acquisition-related IPR&D impairment	(136,000)	—	(136,000)	—
Restructuring expenses	(3,493)	(8,687)	(14,038)	(25,718)
Stock-based compensation expenses	(21,512)	(19,701)	(84,048)	(82,893)

Non-GAAP research and development expenses	$231,755	$211,257	$838,844	$831,307

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$280,209	$253,897	$1,044,392	$946,686
Acquisition-related transaction costs	—	(30)	(387)	(8,434)
Restructuring expenses	(10,697)	(10,689)	(25,600)	(26,167)
Stock-based compensation expenses	(30,207)	(19,751)	(105,813)	(92,006)

Non-GAAP selling, general and administrative expenses	$239,305	$223,427	$912,592	$820,079

Operating margin reconciliation:
GAAP operating margin	41.5%	52.4%	49.8%	50.3%
Acquisition-related transaction costs	—	0.0%	0.0%	0.1%
Acquisition-related amortization of inventory mark-up	—	0.2%	0.1%	0.2%
Acquisition-related amortization of purchased intangibles	0.7%	0.7%	0.8%	0.6%
Acquisition-related IPR&D impairment	6.8%	—	1.7%	—
Restructuring expenses	0.7%	1.0%	0.5%	0.7%
Stock-based compensation expenses	2.7%	2.1%	2.5%	2.6%

Non-GAAP operating margin (1)	52.4%	56.4%	55.4%	54.6%

Net income attributable to Gilead reconciliation:
GAAP net income attributable to Gilead	$629,419	$802,212	$2,901,257	$2,635,755
Acquisition-related transaction costs	—	30	388	8,434
Acquisition-related amortization of inventory mark-up	—	3,788	5,090	10,114
Acquisition-related amortization of purchased intangibles	11,663	10,941	44,343	30,716
Acquisition-related IPR&D impairment	86,328	—	86,328	—
Restructuring expenses	10,781	14,640	29,269	38,692
Stock-based compensation expenses	41,090	32,805	147,710	139,272

Non-GAAP net income attributable to Gilead	$779,281	$864,416	$3,214,385	$2,862,983

Diluted earnings per share reconciliation:
GAAP diluted earnings per share	$0.76	$0.87	$3.32	$2.82
Acquisition-related transaction costs	—	0.00	0.00	0.01
Acquisition-related amortization of inventory mark-up	—	0.00	0.01	0.01
Acquisition-related amortization of purchased intangibles	0.01	0.01	0.05	0.03
Acquisition-related IPR&D impairment	0.10	—	0.10	—
Restructuring expenses	0.01	0.02	0.03	0.04
Stock-based compensation expenses	0.05	0.04	0.17	0.15

Non-GAAP diluted earnings per share (1)	$0.95	$0.93	$3.69	$3.06

Shares used in per share calculation (diluted) reconciliation:
GAAP shares used in per share calculation (diluted)	824,076	926,913	873,396	934,109
Share impact of current stock-based compensation guidance	(2,185)	(598)	(1,741)	28

Non-GAAP shares used in per share calculation (diluted)	821,891	926,315	871,655	934,137

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$16,613	$21,866	$77,127	$65,636
Research and development expenses adjustments	161,005	28,388	234,086	108,611
Selling, general and administrative expenses adjustments	40,904	30,470	131,800	126,607

Total non-GAAP adjustments before tax	218,522	80,724	443,013	300,854
Income tax effect	(68,660)	(18,520)	(129,885)	(73,626)

Total non-GAAP adjustments after tax	$149,862	$62,204	$313,128	$227,228

Note:

(1)	Amounts may not sum due to rounding

January 25, 2011	Page 8

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	December 31, 2009
	(unaudited)	(Note 1)
Cash, cash equivalents and marketable securities	$5,318,071	$3,904,846
Accounts receivable, net	1,621,966	1,389,534
Inventories	1,203,809	1,051,771
Property, plant and equipment, net	701,235	699,970
Intangible assets	1,425,592	1,524,777
Other assets	1,321,957	1,127,661

Total assets	$11,592,630	$9,698,559

Current liabilities	$2,464,950	$1,871,631
Long-term liabilities	3,005,843	1,321,770
Stockholders’ equity (Note 2)	6,121,837	6,505,158

Total liabilities and stockholders’ equity	$11,592,630	$9,698,559

Notes:

(1)	Derived from audited consolidated financial statements at that date.
(2)	As of December 31, 2010, there were 801,998 shares of common stock issued and outstanding.

January 25, 2011	Page 9

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Antiviral products:
Atripla – U.S.	$494,516	$465,870	$1,908,881	$1,645,942
Atripla – Europe	248,762	215,723	910,186	677,559
Atripla – Other International	31,933	16,196	107,512	58,612

	775,211	697,789	2,926,579	2,382,113

Truvada – U.S.	339,047	318,146	1,308,931	1,177,749
Truvada – Europe	303,422	310,555	1,171,351	1,169,591
Truvada – Other International	39,217	41,985	169,626	142,342

	681,686	670,686	2,649,908	2,489,682

Viread – U.S.	80,567	77,640	319,792	289,762
Viread – Europe	76,422	73,670	293,058	272,999
Viread – Other International	34,130	26,959	119,390	104,749

	191,119	178,269	732,240	667,510

Hepsera – U.S.	16,458	23,430	76,548	97,648
Hepsera – Europe	23,651	36,072	110,672	153,909
Hepsera – Other International	3,506	4,377	13,372	20,038

	43,615	63,879	200,592	271,595

Emtriva – U.S.	4,397	4,094	16,742	15,305
Emtriva – Europe	1,659	1,817	6,875	8,186
Emtriva – Other International	1,026	1,062	4,062	4,483

	7,082	6,973	27,679	27,974

Total Antiviral products – U.S.	934,985	889,180	3,630,894	3,226,406
Total Antiviral products – Europe	653,916	637,837	2,492,142	2,282,244
Total Antiviral products – Other International	109,812	90,579	413,962	330,224

	1,698,713	1,617,596	6,536,998	5,838,874

AmBisome	75,501	83,952	305,856	298,597
Letairis	63,986	52,168	240,279	183,949
Ranexa	67,817	45,992	239,832	131,062
Other products	24,221	4,690	66,956	16,829

	231,525	186,802	852,923	630,437

Total product sales	$1,930,238	$1,804,398	$7,389,921	$6,469,311